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                                                                    EXHIBIT 23.1

To the Board of Directors of CyberMedia, Inc.

     We consent to incorporation by reference in the registration statements (No. 333-20113 and 333-44961) on Form S-8 of CyberMedia, Inc., of our report dated March 25, 1998, relating to the consolidated balance sheets of CyberMedia, Inc., as of December 31, 1997 and 1996 and the related consolidated statements of operations, cash flows and stockholders' equity for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997, annual report on Form 10-K of CyberMedia, Inc.

                                          KPMG Peat Marwick, LLP

Long Beach, California
March 30, 1998